Exhibit 10.23

ENGAGEMENT AGREEMENT

This ENGAGEMENT AGREEMENT is made as of January 31, 2007 (this “Agreement”), by and among MidOcean SBR Holdings, LLC, a Delaware limited liability company (“Parent”), Sbarro, Inc., a New York corporation and a wholly-owned subsidiary of Parent (the “Company” and, together with Parent, “Sbarro”), Steinberg, Fineo, Berger & Fischoff, P.C. (the “Firm”), and Mr. Stuart Steinberg.

WHEREAS, Parent and the Firm are parties to a preliminary term sheet, dated November 22, 2006 (the “Term Sheet”), for the engagement of the Firm to serve as the legal department of Parent and its subsidiaries, including the Company, with Mr. Steinberg serving as the general counsel of the Parent and the Company, and desire that this Agreement supersede in its entirety said Term Sheet;

WHEREAS, each of Parent and the Company desire to retain the Firm, subject to the terms and conditions of this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Parent, the Company and Mr. Steinberg are entering into an employment agreement pursuant to which Mr. Steinberg is being employed as the Secretary of each of Parent and the Company (the “Steinberg Employment Agreement”); and

WHEREAS, each of Parent and the Company has determined that it is in the best interests of Parent and the Company to enter into this Agreement with the Firm and Mr. Steinberg and the Firm and Mr. Steinberg are willing to provide legal services to Parent and the Company.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein, the parties agree as follows:

1. Term. The Firm’s retention by Sbarro hereunder shall commence effective as of the date hereof (the “Commencement Date”) and continue until the second anniversary of the date hereof, unless earlier terminated as provided elsewhere in this Agreement (the period from the Commencement Date until the termination date is referred to herein as the “Term”); provided that the Term shall renew automatically for successive one-year periods unless either party gives the other party written notice of its intention not to renew this Agreement no later than 90 days prior to the expiration of the then current Term.

2. Duties. The Firm shall, during the Term, act as the legal department of, and shall provide professional legal services and be responsible for the legal affairs of, Parent and its subsidiaries, including the Company. During the Term, Mr. Steinberg shall, and hereby agrees to, use his best efforts to faithfully perform the duties of General Counsel of Sbarro and shall perform such other duties, commensurate with his position, as shall be specified and designated from time to time by the President and Chief Executive Officer, Parent’s Board of Directors (the “Parent Board”), or the Company’s Board of Directors (the “Company Board” and, together with the Parent Board, the “Boards”), as applicable. The Firm and Mr. Stuart Steinberg shall, during the Term, devote appropriate personnel, business time, effort, skill and loyalty to effectively perform their duties and further the business of Sbarro.

3. Compensation.

3.1 Fees.

(a) Annual Base Fee. In consideration of the Firm providing legal services to Sbarro and their subsidiaries, the Company shall pay the Firm during the Term an annual fee, equal to $480,000, which amount (i) will increase annually by 3% and (ii) may be increased (but not decreased) from time to time at the sole discretion of the President and Chief Executive Officer of Sbarro (such amount, as so increased, the “Annual Fee”). The Annual Fee shall be paid monthly, in advance on the first business day of each month (the “Monthly Payment”). The amount of the Monthly Payment shall initially be $40,000 per month, with such amount increasing appropriately as the Annual Fee increases. Subject to Sections 3.1(b) and 3.2, the Firm will not bill Sbarro or any of its subsidiaries for any of the time or effort Firm personnel, including Mr. Steinberg, spend working on behalf Sbarro and its subsidiaries. The Firm will be responsible for the salaries, bonuses and benefits of all Firm personnel who provide services to Sbarro and its subsidiaries. The Firm personnel (other than Mr. Steinberg) will not be eligible to participate in any bonus plans, incentive arrangements or benefit plans or programs of Sbarro and its subsidiaries.

(b) Fees for Exceptional Matters. For the avoidance of doubt, the Annual Fee does not include fees for exceptional litigation or transactional matters outside of the ordinary course of business of Sbarro and its subsidiaries that is undertaken by the Firm or Mr. Steinberg. Fees for any such exceptional matters will be agreed to in advance by Mr. Steinberg, in his capacity as an agent of the Firm, and the President and Chief Executive Officer of Sbarro. For the avoidance of doubt, Sbarro shall be under no obligation to engage the Firm, and the Firm shall be under no obligation to accept any engagement with respect to, any exceptional matter.

3.2 Expenses. The Firm will be reimbursed for all reasonable out-of-pocket expenses actually incurred by the Firm during the Term in the performance of its services and duties under this Agreement. The Firm shall submit to the Company’s Chief Financial Officer an invoice setting forth such expenses in accordance with the Firm’s standard billing procedures, but in any event no less than monthly. The Company shall promptly remit payment to the Firm for such expenses in accordance with the instructions set forth in the applicable invoice.

4. Termination.

4.1 Termination. This Agreement may be terminated by either party upon 30 days’ prior written notice. In addition, this Agreement shall terminate automatically in the event that the Steinberg Employment Agreement is terminated for any reason in accordance with its terms.

4.2 Effects of Termination for Any Reason or Automatic Termination. If this Agreement is terminated for any reason, the Firm shall have no right to receive any compensation, whether under this Agreement or otherwise, on and after the effective date of such termination other than: (i) any then earned, but unpaid, Annual Fees, if any, and (ii)

reimbursement, in accordance with the terms of this Agreement, for expenses properly incurred prior to the effective date of termination. Assuming that the monthly installment of the Annual Fee has been paid in advance in accordance with Section 3.1(a), within ten days of the termination of this Agreement, the Firm shall reimburse Sbarro for such portion of the Annual Fee equal to the product of: (i) the amount of the then current Monthly Payment multiplied by (ii) a fraction, the numerator of which is the number of days from the effective date of the termination of this Agreement through the last day of the month in which the termination occurs and the denominator of which is the number of days in such month.

5. Conflicts of Interest. Because Sbarro is engaged in activities (and may in the future engage in additional activities) in which interests may diverge from those of the Firm’s other clients (“Other Clients”), the possibility exists that one of the Firm’s Other Clients may take positions adverse to Sbarro in a matter in which such Other Client may have retained the Firm. In the event a conflict of interest exists between Sbarro and an Other Client or in the event one arises in the future, the Firm agrees that in connection with any such matter and in connection with any future matter, the Firm will be precluded from continuing the representation or assuming the future representation in those other matters adverse to Sbarro, which may include litigation, arbitration, or other dispute resolution mechanisms, unless the Firm obtains a written waiver from Sbarro before continuing or assuming such representation. The Firm agrees that its representation of Sbarro includes subsidiaries and affiliates of Sbarro and each will have the status of a client for conflict of interest purposes.

6. Other Provisions.

6.1 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

6.2 Enforcement. Any action brought to enforce any of the provisions of this Agreement shall be brought solely in the New York State Supreme Court, Suffolk County or the United States District Court for the Eastern District of New York, and the parties consent and agree to the exclusive jurisdiction of such Court. The parties irrevocably agree that (i) all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) not to commence any action, suit or proceeding relating to this Agreement or any transaction except in such courts. Each party hereby waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) he or it is not personally subject to the jurisdiction of any such court, (b) he or it is immune from any legal process with respect to him or his, or it or its, property, or (c) jurisdiction or venue for any such suit, action or proceeding is improper or that any such suit, action or proceeding is brought in an inconvenient forum.

6.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by reputable overnight courier, or mailed (certified or registered mail, return receipt requested):

If to Sbarro to:

Sbarro, Inc.

401 Broadhollow Road

Melville, New York 11747

Attention: Chief Financial Officer

With a copy to:

MidOcean Partners

320 Park Avenue

Suite 1700

New York, NY 10022

Attention: Robert Sharp

Nicky McGrane

If to the Firm to:

Steinberg, Fineo, Berger & Fischoff, P.C.

401 Broadhollow Road

Melville, New York 11747

Attention: Stuart Steinberg

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given and received on the date on which so hand-delivered or delivered by overnight courier (unless not received during a business day in which event receipt shall be deemed to occur on the next occurring business day) or, if mailed, on the business day actually delivered, except for a notice of change of address which shall be effective only upon receipt; provided, however, that if any notice is refused, then the date such notice shall be deemed to have been given and received shall be on the date of refusal thereof.

6.4 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, with respect thereto, including the Term Sheet between Parent and the Firm and any other agreement with respect to the subject matter hereof.

6.5 Waivers and Amendments. This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege nor any single or partial exercise as any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION.

6.7 Assignment. This Agreement, and the Firm’s rights and obligations hereunder, may not be assigned by the Firm; any purported assignment by the Firm in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Parent’s or the Company’s assets or business, whether by merger, consolidation or otherwise, Sbarro may assign this Agreement and their rights hereunder to the party acquiring such assets or business.

6.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.9 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but both such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MidOcean SBR Holdings, LLC

By:	/s/ Anthony Puglisi
Name:
Title:

Sbarro, Inc.

By:	/s/ Peter Beaudrault
Name:
Title:

Agreed and Accepted:

Steinberg, Fineo, Berger & Fischoff, P.C.

By:	/s/ Stuart Steinberg
Name:	Stuart Steinberg
Title:

/s/ Stuart Steinberg
Stuart Steinberg